Exhibit 10.2

Memorandum Of Understanding

DEFINITIONS

1.                  PUBCO. PUBCO is a company domiciled in the State of Nevada, USA. (PUBCO, currently named Planet Resources Corp, which will change its name to Bakhu Holdings Corp. after Directors are appointed and after the shares and assets of a Hong Kong Company which controls 100% of the shares and assets of Shenzhen Xinhonglian Solar Energy Co., Ltdï¼Œare assigned to the PUBCO.

2.                  Shenzhen Xinhonglian Solar Energy Co., Ltd. (referred hereafter as SXSE, is a manufacturer of solar products and solar panels located in Shenzhen, PRC.

3.                  BlackEdge Strategic Capital Ltd. (referred hereafter as BlackEdge) is a firm that provides merchant and investment banking service to both providers of capital and firms requiring capital .

4.                  Hong Kong Company (referred hereafter as HKC). A company that will be initially set up by SXSE’s shareholders or their agents to acquire 100% of the shares & assets of SXSE

5.                  Bakhu Holdings Corp.. (referred hereafter as Bakhu) will become the new name for PUBCO and the brand for the solar products sold internationally.

6.                  Chinese Shareholders.  Shareholders that will hold shares in the HKC Company and are holing the shares of Shenzhen Xinhonglian Solar Energy Co., Ltd  shall be referred to as a whole as Chinese Shareholders.

7.                  Currency. All figures contained in this agreement are in US dollars.

8.                   EBITDA. Is the GAAP accounting term that refers to Earnings Before Income Tax, Depreciation & Amortization.

9.                  MW. Refers to the term megawatt, which is 1 million watts.

10.              RTO. Refers to the term Reverse Take Over.

11.              Effective Date of the Reverse Take Over (RTO). Is the date on which 100ï¼… of the shareholdings and assets of SXSE and HKC Company, controlling 100% of SXSE, shall be transferred into PUBCO, in exchange for shares in PUBCO.

PARTIES TO THE AGREEMENT

1.                  Shenzhen Xinhonglian Solar Energy Co., Ltd. (referred hereafter as SXSE.

2.                  A offshore company created by the shareholders of SXSE SXSE

3.                  BlackEdge Strategic Capital Ltd (BLACKEDGE)

4.                  Shenzhen Xinhonglian Solar Energy Co., Ltd. Shareholders

Mr. Zeng Xi Nan,

Mr. Zeng De Nan

Mr. Zeng Zhi Nan,

Ms. Su Qiong Fang,

Mr. Su Chang Gao,

The above 5 individuals will be referred to in this documents at the SXSE shareholders SXSE.

5.                  The Chinese Shareholders are shareholders in SXSE representing 100% ownership whereof. SXSE100%

TERMS OF THE MEMO

1.                  SHARE TRANSFER

SXSE shareholders, agree to transfer its 100ï¼… shareholdings and assets directly to HKC, which shall in turn sign a Share Transfer Agreement with PUBCO, whereby the shareholders of such HKC company controlling 100% of SXSE shall transfer 100% shareholdings and assets into PUBCO, in exchange for shares in PUBCO.

As such, eventually, the shareholders of the HKC Company shall become shareholders of PUBCO.  The Share Transfer Agreement will be signed immediately after the incorporation of HKC company and is subject to a satisfactory SEC approved financial audit by a qualified accounting firm.

2.                  SHARES OUTSTANDING AT THE TIME OF THE REVERSE TAKEOVER.

There will be a total of 45,000,000 (forty-five million) shares outstanding in PUBCO at the effective date of the RTO

3.                  SHARES ALLOCATED TO CHINESE SHAREHOLDERS

The Chinese shareholders shall receive 16,450,000 (sixteen million, four  hundred and fifty thousand) shares of PUBCO at the effective date of the RTO between PUBCO and HKC on condition that at the time HKC controls 100% of all classes of shares of SXSE & 100% of the assets of SXSE.

1,575,000 (one million five hundred and seventy-five thousand), representing 10% of the shares held by the Chinese Shareholders will be retuned to treasury to be cancelled if PUBCO does not achieve the following results within one year of the Effective Date of the RTO

                         i.              Gross sales of $125,000 per month for 3 consecutive months are obtained. 325

4.                  PRIVATE PLACEMENT

Once the RTO is completed, PUBCO is trading and the name has been changed to BSI, BlackEdge shall undertake to raise $500,000 to $1,000,000 through a best efforts private share placement.

Depending upon the valuation of SXSE and market conditions, PUBCO may have to issue an additional 1,000,000 to 4,000,000 shares to complete the private placement. The Chinese Shareholders will hold 35.0% of PUBCO’s shares at the effective date of the RTO and approximately 34.2% to 33.1% after the private placement.

5.      RESTRICTION ON TRADING SHARES OF PUBCO

The SEC requires that some or all of the shares issued to all parties in this transaction be restricted from public trading for up to 12 months. This is a regulatory requirement of the SEC to ensure that investors are not harmed from management or related parties dumping shares into the market. All shares issued to the Chinese Shareholders and BlackEdge will be restricted from trading for up to 12 months from the Effective Date of the RTO.

6.                  BOARD OF DIRECTORS The Board of PUBCO will be composed of 5 individuals.  Two (2) individuals will be nominated by BlackEdge and three (3) will be nominated by Chinese Shareholders.  The Chairman of the Board will be one of the Board members nominated by Chinese Shareholders.
7.         INITIAL PUBLIC OFFERINGé¦–æ¬¡å…¬å¼€å‘è¡Œ

Moreover, if PUBCO effectively uses the proceeds from the Private Placement to expand sales to $250,000 for 3 consecutive months, BlackEdge will work with PUBCO to execute an Initial Public Offering (IPO) to raise additional capital sufficient to expand sales and production.

8.                  USE OF IPO PROCEEDS

The initial capital raised per Article 5 above shall be used as the operating capital for PUBCO to increase production capacity of solar modules and products and expansion of sales.

9.                  EXECUTIVE MANAGEMENT

The Executive management team will be comprised of individuals from SXSE. After the completion of the private placement BlackEdge personnel will be available to provide management oversight and development of markets on a fee or commission basis.

10.  BOARD COMPENSATION

a.                    The Chairman of the Board of PUBCO, formerly PUBCO, will be paid $3,000 per month and be eligible for shares issued through PUBCO’s stock option plan for his duties as Chairman.

b.                   All Board members, other than the Chairman, will be paid $1,500 per month and be eligible for shares issued through PUBCO’s stock option plan for his duties as Board members.

11.  RTO SUBJECT TO ACCEPTABLE FINANCIAL AUDIT

When this MEMO is signed, BlackEdge shall initiate a financial audit by qualified accounting firm, on SXSE.  The audit must be acceptable by BlackEdge for a listing on the Pink Market for this document to remain valid and in force.

12.              MERGER SUBJECT TO SXSE TRANSFERRING SHARES & ASSETS TO A Hong Kong Company or any OFF SHORE COMPANY

 In order to facilitate a quick and effective transfer of assets & shares SXSE will transfer 100% of the company’s shares and assets to PUBCO, a HKC company or a company domiciled outside of China at its own expense.

13.              COOPERATION

If SXSE, HKC, Chinese Shareholders, management, consultants and/or associates willingly hinder or withdraw from using their best efforts to complete tasks that lead to the merger of SXSE with HKC, which in turn shall merge with PUBCO, SXSE, HKC, and Chinese Shareholders will be jointly and severally responsible for paying monetary damages incurred. Monetary damages include out of pocket and opportunity costs. If damages are incurred, the afore- going persons and companies shall be responsible to BLACKEDGE to pay all out of pocket and opportunity costs incurred as determined by arbitration, but not less than $100,000.

Furthermore, In the event that SXSE, HKC, Chinese shareholders, management, consultants and/or associates in any circumstance withdraw from or hinder the proceedings as prescribed in this MEMO, any Board appointment by Chinese Shareholders shall be disqualified and all Chinese Shareholders will lose all shares and the corresponding rights immediately thereupon.

All shareholding rights and the corresponding rights shall be divided by the existing shareholders proportionally per their shareholding percentage in PUBCO.  The new Chairman of the Board shall be re-elected by the existing shareholders.  Chinese Shareholders shall ensure that they shall provide to BlackEdge all information and facilities genuinely and timely in order for the realization of the purpose of this MEMO.

13.              ADDITIONAL AGREEMENTS

More detailed Agreements or instruments will be arranged thereafter for pursuing the principles and fulfilling the purposes hereinabove described. All expenses arising from the performance of this MEMO shall be borne by BLACKEDGE before the private placement is achieved, unless otherwise specified.

14.              EFFECTIVE DATE

This Memo shall become effective when Parties hereto except for HKC , which shall sign this MEMO immediately after its incorporation bear their names and/or officials seals hereinunder,.

15.              DISPUTE RESOLUTION

Any dispute arising from the proceedings in this MEMO shall be arbitrated by the Arbitration Committee of the Stockholm Chamber of Commerce, the arbitration award of which shall be final and binding.  The arbitration language shall be in English while the governing law shall be that of United States.

In witness hereof, parties hereto execute this MEMO as follows:

Shenzhen Xinhonglian Solar Energy Co., Ltd. (SXSE)

/s/                     Mr. Zeng Xi Nan, Agreed and Approved

/s/                     Mr. Zeng De Nan, Agreed and Approved

/s/                     Mr. Zeng Zhi Nan, Agreed and Approved

/s/                     Mr. Su Qiong Fang, Agreed and Approved

/s/                     Mr. Su Chang Gao, Agreed and Approved

BlackEdge Strategic Ltd.

/s/                     Mr. Aidan Huwang, Agreed and Approved